January 19, 1998


To the Limited Partners of ICON Cash Flow
Partners, L.P., Series C (the Partnership):

Dear Investor:

ICON Capital Corp. (ICON) as the General Partner of the Partnership is proposing two amendments (the Amendments) to the Partnerships First Amended and Restated Agreement of Limited Partnership (the Partnership Agreement). These Amendments are summarized below and explained in detail in the enclosed materials. ICON as General Partner recommends that you vote to APPROVE the Amendments.

The documents enclosed with this letter are:

*        A Notice of Action by Consent of Limited Partners;
     * A Consent Solicitation Statement dated January 19, 1998 which provides details concerning the Amendments and the effects of approving or disapproving the Amendments; and
     * A Consent Form for Action by Consent of Limited Partners by which to cast your vote.
The Amendments

A summary of the Amendments are as follows:

*        Amendment No. 1 would:

         Reinstate the Reinvestment Period of the Partnership (which ended on June 20, 1996), the period during which the Partnership may continue to reinvest available cash in additional Partnership equipment, leases and financing transactions (Investments), for up to four and one-half additional years and thereby delay the beginning and end of the Liquidation Period.

*        Amendment No. 2 would:

         (1) Eliminate the Partnerships obligation to pay ICON $571,860 of the $676,860 currently outstanding and estimated future Management Fees for the period beginning September 1, 1993 and ending with June 20, 2001 (the current end of the Partnerships Liquidation Period) thereby limiting total Fees paid to ICON to the amount of $105,000 for that period, which would save the Partnership $571,860; and

         (2) Require ICON to make an additional Capital Contribution to the Partnership in the amount of $105,000 immediately upon receipt of its Management Fees (in 1998).

How to Vote

To cast your vote, please use the Consent Form included as Pages 17 and 18 in this package. For your vote to be counted, it must be received by our office on or before February 17, 1998, unless the deadline is extended.

Should you have any questions regarding the Amendments to the Partnership Agreement please call (800) 491-7038.


ICONs Role and Related Consent

Please note that in addition to your vote, ICON must also consent to reducing its Management Fees and to making a required payment of an additional Capital Contribution. ICON is prepared to do this, but only if a majority of the Limited Partners vote to APPROVE both Amendments. If both Amendments are NOT APPROVED, the Partnership will begin liquidating its current Investments and distributing the proceeds. Management Fees totaling approximately $668,030 will be paid to ICON from the liquidation proceeds during 1998 and 1999.

ICONs Recommendation

ICON believes the proposed Amendments are in the best interest of the Limited Partners and recommends that you vote to APPROVE both Amendments. Approval of the Amendments will result in additional cash availability for the Partnership in the amount of approximately $650,000, relating to management fees required to be paid to ICON under the existing Partnership Agreement provisions. ICON also believes that the reinstated period of reinvestment will permit additional time in which to maximize the returns to investors from the additional investments the Partnership acquires.


                       Very truly yours,



                       /s/ Beaufort J. B. Clarke
                       Beaufort J. B. Clarke, President
                       ICON Capital Corp., General Partner

13


        As filed with the Securities and Exchange Commission on January 19, 1998

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

     Consent Solicitation Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by Registrant  [ X ]

Filed by a Party other than Registrant  [    ]

Check the appropriate box:

[ X ]    Preliminary Consent Solicitation Statement

     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14(a)-6(e)(2))
[    ]   Definitive Consent Solicitation Statement

[    ]   Definitive Additional Materials

[    ]   Soliciting Material Pursuant to Section 240.14a-11(c) or 240.14a-12

                     ICON CASH FLOW PARTNERS, L.P., SERIES C
             (Exact name of registrant as specified in its charter)

                     ICON CASH FLOW PARTNERS, L.P., SERIES C
             (Name of Person filing Consent Solicitation Statement)



Payment of filing fee (check appropriate box):

[ X ]    No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1. Title of each class of securities to which transaction applies:

         2. Aggregate number of securities to which transaction applies:

         3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         4. Proposed maximum aggregate value of transaction applies:

[    ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and then identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or, the form or schedule and the date of its filing.

                     ICON Cash Flow Partners, L.P., Series C

                 NOTICE OF ACTION BY CONSENT OF LIMITED PARTNERS

To:    The Limited Partners of ICON Cash Flow Partners,
       L.P., Series C (the Partnership):

Your vote by means of the enclosed Consent is hereby solicited to APPROVE or DISAPPROVE the following amendments (the Amendments) to the First Amended and Restated Agreement of Limited Partnership (the Partnership Agreement).

ICON has proposed the following two Amendments:

      Amendment No. 1 would:

     (1) Reinstate the Reinvestment Period (which ended on June 20, 1996) for up to four (4) additional years to January 19, 2002; and -------------------

     (2) Suspend the Liquidation Period by up to four (4) additional years and delay the end of the Liquidation Period by up to approximately four and one-half (4 1/2) additional years to January 20, 2006.

      Amendment No. 2 would:

     (1) Eliminate the Partnerships obligation to pay ICON Capital Corp. (ICON) $571,860 of the $676,860 of past and future Management Fees for the period of September 1, 1993 through June 20, 2001, thereby limiting the total Management Fees paid to ICON for that period to the amount of $105,000; and

     (2) Require ICON to make an additional Capital Contribution to the Partnership in the amount of $105,000 immediately upon receipt of its Management Fees (in 1998).

By order of the General Partner of the Partnership, only Limited Partners of record at the close of business on January 18, 1998 are entitled to notice of this consent action and are entitled to vote by consent.

To ensure that your votes are counted, your Consent Form (completed and signed by the owner of record as of January 18, 1998 - the Record Date) must be received by ICON by February 17, 1998 (the Determination Date). The Determination Date may be extended by ICON, at its option, for a period of thirty days.

                                   By order of the General Partner,
                                   ICON Capital Corp.


                                   /s/ Beaufort J. B. Clarke
                                   Beaufort J. B. Clarke, President
                                        January 19, 1998

                     ICON Cash Flow Partners, L.P., Series C
                         Consent Solicitation Statement
                             dated January 19, 1998


This Consent Solicitation Statement and the enclosed Consent Form are being provided to the Limited Partners of ICON Cash Flow Partners, L.P., Series C (the Partnership) to solicit the vote of Limited Partners holding at least 50% of Limited Partnership Units (99,135 of the 198,270 Units) (a Majority) which were outstanding on January 18, 1998, the Record Date, to APPROVE or DISAPPROVE amendments to the First Amended and Restated Agreement of Limited Partnership (the Partnership Agreement) of the Partnership. Capitalized terms used herein without definition have the meanings set forth in the Partnership Agreement. ICON Capital Corp (ICON) is proposing two amendments (the Amendments) to the Partnership Agreement to do the following:

      Amendment No. 1 would:

     (1) Reinstate the Reinvestment Period (which ended on June 20, 1996) for up to four (4) additional years to January 19, 2002; and -------------------

     (2) Suspend the Liquidation Period by up to four (4) additional years and delay the end of the Liquidation Period by up to approximately four and one-half (4 1/2) additional years to January 20, 2006.

      Amendment No. 2 would:

     (1) Cap at $105,000 the Management Fees which ICON has earned or will earn during the period of September 1, 1993 through June 20, 2001, thereby eliminating the Partnerships obligation to pay ICON (a) $507,726 of the estimated $612,726 of Management Fees which have already accrued for the period beginning September 1, 1993 and ending on June 30, 1997 but have not yet been paid, and (b) $64,134 of Management Fees which ICON estimates would otherwise accrue for the period from July 1, 1997 to June 20, 2001 (the end of the Liquidation Period under the existing Partnership Agreement based on the current portfolio under management); and

     (2) Require ICON to make an additional Capital Contribution to the Partnership in the amount of $105,000 immediately upon receipt of its Management Fees (in 1998).
Reference is made to Exhibit A for the full text of the Amendments.

The Risks or Detriments of Amendment No. 1 include the following:

      Delay in liquidating Investments and in making liquidation distributions. The delay of the Liquidation Period could result in the period ending as late as January 20, 2006 rather than the current ending date which is not later than June 20, 2001.

      Reinvestment as an alternative to Liquidation will result in lower cash distributions to Limited Partners in 1997, however, it is estimated that distributions overall through the remaining term of the Partnership would be increased. If the Partnership reinvests rather than liquidates, the Limited Partners are expected to receive $693,734 less in cash distributions for the remainder of 1997 than they would be expected to receive if the Partnership liquidates. Total cash distributions overall are estimated to be higher by approximately $650,000.

      Lack of liquidity of Units. The reinstatement of the Reinvestment Period will likewise reinstate the time during which some portion of the Limited Partners investment in Units remains invested.

      Rate of Limited Partner Cash Distributions not fixed; return on Investment not determinable. The Partnership is currently making monthly cash distributions from net cash flow from operations and sales at a rate equal to 9% per annum of the Limited Partners original Capital Contributions, ICON may determine that it is in the best interest of the Partnership to reduce that rate of distribution in order to allow for additional reinvestments. There are no assurances that investors will achieve any specified rate of return on the current Partnership Investments or the additional Investments which the Partnership might hereafter acquire. To date, the Partnership has made distributions which under generally accepted accounting principles have consisted primarily of a return of capital during each year of the Partnerships operations.

      Continued operations would result in additional directly-paid Partnership expenses and administrative expenses. An estimated additional $28,445 in directly-paid Partnership expenses and administrative expenses will result from the approval of Amendment No. 1. These additional expenses are taken into consideration in the estimated cash distributions.

      Reinstated exposure to risks inherent in Investments. Amendment No. 1 will result in ICON having the continued ability to reinvest excess cash flow in Investments and incur additional indebtedness for that purpose, which will involve the same risks related to investing in equipment leasing and related financing transactions as have existed to date with respect to the Partnerships current Investments.
     These risk factors are discussed in further detail within this Consent Solicitation Statement.

      Additional Investments are currently unspecified. The Partnership is not permitted to make, or commit to make, additional Investments unless and until Amendment No. 1 becomes effective.

      Federal income tax risks. The Partnership may cease to be classified as a limited partnership for federal income tax purposes.

The Risks or Detriments of Amendment No. 2 including the following:

     ICONs consent is required for Amendment No. 2 to become effective. ICON has conditioned its consent on the approval of Amendment No. 2 to the APPROVAL of Amendment No. 1 by a Majority of the Limited Partners.

      Reduction by $507,726 of the Partnerships accrued but unpaid liability to pay Management Fees will increase the Partnerships taxable income in 1997. The elimination of $507,726 in Management Fees which have accrued and have been deducted by the Partnership in its federal and state tax returns will result in a reversal of such deduction in 1997 and the recognition of $507,726 of additional taxable income.

                                Table of Contents
                                                                       Page

Summary..................................................................6

General Information......................................................6

Background for the Proposed Amendments...................................6

The Proposed Amendments.................................................7
   Amendment No. 1......................................................7
   Amendment No. 2......................................................7

General Disclosures....................... .............................7

Detriments and Risks of the Proposed Amendments.........................8
   Amendment No. 1......................................................8
   Amendment No. 2.....................................................10

Benefits of the Amendments.............................................11
   Amendment No. 1.....................................................11
   Amendment No. 2.......................... ..........................11

Present Partnership Provisions.........................................12

Effects of the Amendments..............................................13

Incorporation by Reference.............................................14

Voting Rights and Solicitation of Consents......... ...................14

ICONs Recommendation...................................................16

Consent Form

Text of Amendments to the Partnership Agreement......................Exhibit A

                                     Summary

The following summary is qualified in its entirety by the more detailed discussion of the proposed Amendments set forth elsewhere in this Consent Solicitation Statement and incorporated herein by reference.

                               General Information

The Partnership was formed on July 22, 1990 as a Delaware limited partnership and commenced business operations on January 3, 1991. It completed its offering of units of limited partnership interest in the Partnership (Units) aggregating 200,000 Units ($20,000,000 in capital contributions) and had its final closing on June 20, 1991. Between June 20, 1991 and the Record Date, the Partnership redeemed 1,730 Units, resulting in a reduction from 200,000 to 198,270 outstanding Units.

The Partnership is managed by its sole general partner, ICON Capital Corp., which has full and exclusive discretion in management and control of the Partnerships business affairs including negotiation and structuring of its financing arrangements and investment purchases. The Partnership has no direct employees.

                     Background for the Proposed Amendments

The Partnership experienced unexpected losses in 1992 as reported in the Partnerships Form 10-K for that year. Specifically, the Partnership wrote down its residual position in leases to Phar-Mor, Inc. by $1,412,365 as a result of the bankruptcy of Phar-Mor, Inc. and the alleged fraud by that company.

To seek to recover those losses, ICON took the following steps beginning in 1992 and continuing through the present which have increased the available funds for reinvestment: (1) waived the reimbursement of administrative expenses for the period of July 1, 1991 through September 30, 1993 in the aggregate amount of $859,961; (2) reduced the Partnerships annual cash distribution rate to 9% effective September 1, 1993; (3) deferred receipt of Management Fees effective September 1, 1993 (such deferrals through June 30, 1997 total $612,726); and (4) effective January 31, 1994, refinanced the Partnerships outstanding line of credit of $1,500,000 on more favorable terms. Because such loss was sustained so early in the life of the Partnership, it has not yet recovered from the impact of the 1992 write-off in spite of these measures which have had a favorable financial effect on the Partnership.

Originally, a Consent Solicitation Statement for ICON Cash Flow Partners, L.P., Series C was filed with the U.S. Securities and Exchange Commission (the SEC) on June 17, 1996. Shortly thereafter the control and management of ICON Capital Corp., the general partner of the Partnership (the General Partner) and ICON Securities Corp., the dealer manager for the offering of the Partnership, changed in August 1996. New management needed time to assess the status of each partnership and proceed appropriately. In connection with the purchase of the General Partner, there was seller financing provided by the prior owner secured by a lien granted in the sellers favor in the Management Fees payable by the Partnership. This lien was discharged in June of 1997 upon the repayment of the seller financing. Until this lien had been discharged, it was impossible to go forward with the Proxy which involved a giving up of the Management Fees otherwise due to the General Partner.

During the period  commencing  June 20, 1996  through  the date of this  Consent
Solicitation Statement, the Partnership has not liquidated any of the Partnerships investments but, in accordance with the Partnership Agreement, has not reinvested any otherwise distributable cash.



                             The Proposed Amendments

ICON proposes the reinstatement of the Reinvestment Period to give the Partnership additional time to recover from the impact of the write-off by maximizing the revenues of each of the Partnerships current investments and by making additional reinvestments with its available cash. In addition, ICON proposes that its past and future Management Fees be capped at $105,000 for the period beginning September 1, 1993 and ending with June 20, 2001 (foregoing approximately $571,860 in Fees which are estimated to accrue through the end of the current Liquidation Period) and that, upon payment of that 105,000 in Management Fees (expected in 1998), ICON will be required to immediately pay that full amount to the Partnership as an additional Capital Contribution.

More specifically, the proposed Amendments to the Partnership Agreement are as follows:

      Amendment No. 1

     (1) Reinstate the Reinvestment Period which ended on June 20, 1996 (the period during which the Partnership may continue to reinvest available cash in additional Partnership Investments) for a maximum of four (4) additional years (effective January 19, 1998 to not later than January 19, 2002); and

     (2) Suspend the beginning of the Liquidation Period by up to four (4) additional years and delay the end of the Liquidation Period by up to approximately four and one-half (4 1/2) additional years from ending not later than June 20, 2001 to ending not later than January 20, 2006.

      Amendment No. 2

     (1) Cap at $105,000 the Management Fees which ICON has earned or will earn for the period of September 1, 1993 through June 30, 1997, thereby eliminating the Partnerships obligation to pay ICON (a) $507,726 of the estimated $612,726 of the Management Fees which have already accrued for the period beginning September 1, 1993 and ending on June 30, 1997 but have not yet been paid, and (b) $64,134 of Management Fees which ICON estimates would otherwise accrue for the period from July 1, 1997 to June 20, 2001 (the end of the Liquidation Period under the existing Partnership Agreement); and

     (2) Require ICON to make an additional Capital Contribution to the Partnership in the amount of $105,000 immediately upon receipt of its Management Fees in that consent (projected to be paid during 1998).

     Reference is made to Exhibit A for the full text of the Amendments.

                               General Disclosures

      Management of the Partnership; Limited Voting Rights of Limited Partners. All decisions with respect to management of the Partnership, including the determination as to which Equipment the Partnership will acquire and which Leases and Financing Transactions it will enter into or acquire as well as the level of cash which will be reinvested, set aside in reserves and distributed to its Partners, will be made exclusively by ICON. Limited Partners cannot take part in management of the Partnership without jeopardizing the status of the Partnership as such for tax purposes. Limited Partners will not have the opportunity to vote except in extraordinary circumstances (e.g., such as in this Consent Action) and, therefore, they must rely on the skill, integrity and business expertise of ICON.

      A Majority vote of the Limited Partners will bind all Partners; Limited Partners have no dissenters rights. A Majority vote of the Limited Partners to DISAPPROVE the Amendments or to ABSTAIN from voting will not confer on the Limited Partners any dissenters or appraisal rights with respect to their Units and the Limited Partners will thus have no right to have their Units repurchased under any other terms than are presently provided in the Partnership Agreement.

      No independent representative has been retained to represent the Limited Partners in connection with the preparation and review of this Consent Solicitation Statement and the financial information summarized herein.

      Cash Distributions to the Limited Partners are expected to include a partial return of their Capital Contributions. A substantial portion of the distributions to be made by the Partnership are expected to be a return of investors Capital Contributions, principally due to federal tax deductions for non-cash expenses (e.g., depreciation) and cash expenses (e.g., amortization of acquisition costs).

                 Detriments and Risks of the Proposed Amendments

  Reinstatement of the Reinvestment Period and Suspension and Delay of the Liquidation Period for up to Four (4) Additional Years.

      Delay in liquidating Investments and in making liquidation distributions. The delay of the Liquidation Period could result in the period ending as late as January 20, 2006 rather than the current ending date which is no later than June 20, 2001. During the Reinvestment Period, the Partnership would hold and collect gross revenues from its current and additional Investments rather than liquidating current Investments as quickly as possible and promptly distributing the proceeds. The estimated effect of the delay on cash distributions that would be made to the Limited Partners is illustrated in the table which appears on Page 6 under Benefits of the Amendments--Amendment No.
     2--Increased Cash Distributions to the Partners.

      Reinvestment as an alternative to Liquidation will result in lower cash distributions to Limited Partners in 1997. However, it is estimated that distributions overall through the remaining term of the Partnership would be increased. Rather than receive distributions resulting from the proceeds of the liquidation of the Partnerships current assets, the Partnership will continue, during the Reinvestment Period, to make monthly distributions to Limited Partners. Any available cash after distributions will be reinvested instead of being distributed to the Limited Partners. Therefore, if the Partnership reinvests rather than liquidates, the Limited partners will receive $693,734 less in cash distributions in 1997 than they would receive if the Partnership liquidates. In 1998, however, cash distributions are estimated to be higher by $650,868 and total cash distributions to Limited Partners from July 1, 1997 through 2001 overall will be higher by approximately $650,000 than the Partnership estimates they would be under the existing Partnership Agreement. (See the table on Page 6 under Benefits of the Amendments--Amendment No. 2--Increased Cash Distributions to the Partners.)

      Lack of liquidity of Units. No public market for Units exists. As a result, the reinstatement of the Reinvestment Period will likewise extend to the time during which some portion of the Limited Partners investment in Units remains invested. Limited Partners alternatives to holding their Units for the entire reinstated Reinvestment Period and Liquidation Period are to request that the Partnership repurchase their Units under existing Partnership provisions or to attempt to resell their Units in the secondary market. In both cases, those repurchases or resales are likely to result in a transfer at a discount.

      Rate of Limited Partner Cash Distributions Not Fixed; Return on Investment Not Determinable. The Partnership will continue to make monthly cash distributions from net cash flow from operations and sales to Limited Partners. Until all cash distributions from the operations of the Partnership and from sale of all of its assets have been completed, the level of an investors return on Investments cannot be determined. There is no assurance that investors will achieve any specified rate of return on the current Partnership Investments or the additional Investments which the Partnership might hereafter ACQUIRE. The return can only be determined at the termination of the Partnership once all residual cash flow have been realized from the proceeds of the sale and re-leasing of the equipment. To date, the Partnership has made distributions which under generally accepted accounting principles have consisted primarily of a return of capital during each year of the Partnerships operations to date.

      Continued operations would result in additional directly-paid Partnership expenses and administrative expenses. An estimated additional $28,445 in total directly-paid Partnership expenses and administrative expenses will result from the approval of Amendment No. 1. Specifically, administrative expenses are expected to increase by a maximum of $2,292 (to $64,134 from $61,842) and directly-paid Partnership expenses are expected to increase by $26,153 (to $95,000 from $68,847). These amounts have been included in estimating the cash distributions to Limited Partners as discussed in the preceding paragraph and under the Benefits of the Amendments--Amendment No. 2.--Increased Cash Distributions to the Partners discussion and table on Page 6. The $25,000 increase in third party expenses is ICONs best estimate, based on its experience in managing the Partnership and other affiliated partnerships, of those expenses. Although the increase (or decrease) in the Partnerships gross revenues from added Investments cannot be estimated at this time and has not been included in these estimates, any such increase (or decrease) will not alter the estimated administrative expenses by more than 2%. The administrative expenses have been computed at 2% of estimated gross revenues from normal operations (not including sales) of the Partnerships current assets. If the Amendments are APPROVED, the Partnership would continue to collect receivable from assets which would otherwise have been sold under the existing provisions of the Partnership Agreement. (See the table on Page 6 under Benefits of the Amendments--Amendment No. 2--Increased Cash Distributions to the Partners.)

      Extended Exposure to Risks Inherent in Investments. Amendment No. 1 will result in ICON having the continued ability to reinvest excess cash flow in Investments and incur additional indebtedness for that purpose, which will involve the same risks related to investing in equipment leasing and related financing transactions as have existed to date with respect to the Partnerships current Investments, including:

     -- Leveraged Investment--Increased Risk of Loss. ICON expects to use the proceeds of indebtedness to acquire additional Investments during the reinstated Reinvestment Period. Although the use of borrowings would permit the Partnership to acquire a greater number and variety of Investments, borrowings may also increase the Partnerships risk of loss. For example, if a lessee or debtor defaults on its obligations which have been assigned by the Partnership to a lender and the Partnership is either unable to: (a) remarket the equipment or other collateral on comparable or better terms or (b) pay the debt it has incurred, the lender could foreclose on that Equipment and the Partnership could suffer a loss of its investment therein.

     -- Risk of lessee and debtor bankruptcies or defaults. The ownership and leasing of equipment and provision of financing may be adversely affected by various economic and business factors, including lessee bankruptcies, which are beyond the control of ICON (see the discussion in Background for the Proposed Amendments above).

     -- Declining Residual Values. A small portion of the Partnerships equipment is leased pursuant to operating leases (that is, leases which do not recover the full amount of the Partnerships investment from rents payable during a leases initial term). The risk exists that, once an operating lease ends and all scheduled rents have been collected, the Partnership will not be able to sell or re-lease the equipment which is subject to those operating leases and recover its remaining investment, or residual value. The ability of the Partnership to recover those remaining residual values may be adversely effected by:
         (1) the obsolescence of equipment, (2) general economic conditions,  or
         (3) the supply of, or the demand for, the equipment and competing equipment; such factors are beyond the control of ICON and the Partnership. The Partnerships residual value represented approximately 27% of its total book value of Investments as of June 30, 1997.

     -- Competition and Conflicts of Interest. The equipment leasing and financing businesses are highly competitive and the Partnership will be competing with many established entities having substantially greater financial resources than the Partnership. The Partnership will be subject to various conflicts of interest arising out of its relationship to ICON and its affiliates including the fact that the Partnership may compete with other public leasing programs sponsored by ICON for the acquisition, lease, financing or sale of equipment and financing transactions and for management services (most of which, except the Partnership, have a liability to pay Management Fees to
         ICON) and some of which may pay ICON acquisition fees in connection with acquisition of new investments.

      Equipment and Lessees Unspecified. The Partnership is not permitted to make, or commit to make, additional Investment unless and until Amendment No. 1 becomes effective. As a result, the Investments which the Partnership may purchase and the leases and financing transactions into which it may enter or it may acquire, if the reinstatement of the Reinvestment Period is approved, have not been determined. Future Investments will be determined solely by ICON in its capacity as General Partner.

      Federal Income Tax Risks. The Partnership may cease to be classified as a limited partnership for federal income tax purposes. If the Partnership is or at any time hereafter becomes taxable as a corporation, it would be subject to federal income tax at the tax rates and under the rules applicable to corporations generally. The major consequences of being treated as a corporation would be that Partnership losses would not be passed through to the Partners, and Partnership income could be subject to double tax. Corporations are required to pay federal income taxes on their taxable income and corporate distributions are taxable to investors at ordinary income tax rates to the extent of the corporations earnings and profits and are not deductible by the corporation in computing its taxable income. If the Partnership at any time is taxable as a corporation, and particularly should that occur retroactively, the effects of corporate taxation could have a substantial adverse effect on the after-tax investment return of investors. Furthermore, a change in the tax status of the Partnership from a partnership to an association taxable as a corporation would be treated by the Service as involving an exchange. Such an exchange may give rise to tax liabilities for the Limited Partners under certain circumstances (e.g., if the Partnerships debt exceeds the tax basis of the Partnerships assets at the time of such exchange) even though they might not receive cash distributions from the Partnership to cover such tax liabilities.

     . Reduction of ICONs Management Fee and Requirement that ICON Make an Additional Capital Contribution

     ICONs Consent Required. Even though a Majority of the Limited Partners may vote to APPROVE Amendment No. 2, ICONs consent is required for Amendment No. 2 to take effect. ICON has made its consent to Amendment No. 2 conditional on a Majority Vote to APPROVE both Amendments. As a result, ICON will withhold its consent to the enactment of Amendment No. 2 if a Majority of the Limited Partners vote to DISAPPROVE Amendment No. 1.

    Reduction by $507,726 of the Partnerships accrued but unpaid liability to pay Management Fees will increase Partnerships taxable income in 1997. In calculating taxable income for the 1993, 1994, 1995 and 1996 calendar years, the Partnership deducted the entire amount of its accrued but unpaid liability for $612,726 of Management Fees which are due ICON, and which ICON calculates would become payable to ICON during 1998, under the presently existing Partnership Agreement provisions. As a result, the taxable income reported by the Partnership to its Partners on their Forms K-1 for 1993, 1994, 1995 and 1996 was reduced by their pro rata shares of those deductions. The elimination of $507,726 of that deduction by Amendment No. 2, would increase the Partnerships taxable income, and each Partners pro rata share of that taxable income, in 1997. The amount of that additional Federal taxable income would be $502,649 (99%) to the Limited Partners (or approximately $2.53 for each Unit held by a Limited Partner) and $5,077 (1%) to ICON in its capacity as General Partner.

Benefits of the Amendments

     . Reinstatement of the Reinvestment Period and Delay of the Liquidation Period for up to Four (4) Additional Years.

      The Partnership would be permitted to continue to hold all of its current Investments to maturity. Reinstatement of the Reinvestment Period would permit the Partnership to hold all of its current Investments to their maturity. This would enable the Partnership to collect the entire amount of its receivables in the amounts, and at the times, scheduled in its leases and financing transactions. In contrast, if the beginning of the Liquidation Period is not suspended, the Partnership would be required to commence the orderly termination of its operations and liquidation of the Partnerships Equipment, Financing Transactions and other assets. The price paid on liquidation of its remaining, future receivables would, in all likelihood, be computed by applying a discount rate of approximately 12% per annum or greater to compute the present value of those receivables. The value to the Partnership of receiving scheduled payments over time, computed at market rates (such as might be received from borrowing against those receivables), is expected to be greater than the value of the proceeds in a sale of those receivables.

      Expected increase in amounts realized for residual values. Reinstatement of the Reinvestment Period would permit the Partnership to individually remarket its Investments at their respective maturity dates (rather than requiring their sale as a group to another investor at a discounted present value). All of its current Investments mature prior to December 31, 2001. The additional amounts which could result from continued holding of its Investments include (i) early termination payments (which are negotiated on a case by case basis and usually include a premium or penalty) and (ii) automatic, contractual reinstatements of leases (which are usually triggered by a lessees failure to give sufficient, advance written notice of its intention to return equipment at the lease end). Those amounts cannot be estimated, because they are not determinable until they become due, valued or sold to third parties.

     . Reduction of ICONs Management Fee and Requirement that ICON Make an Additional Capital Contribution.

      Management Fees of in excess $507,726 will be eliminated. Of the Partnerships existing obligation to pay to ICON approximately $612,726 in Management Fees which have accrued through June 30, 1997, $507,726 of the Fees would be eliminated, thereby reducing the outstanding Fees to $105,000. It is estimated that $64,134 of additional Fees would accrue for the period from July 1, 1997 through June 20, 2001 (the existing Liquidation Period); these Fees would also be eliminated. Therefore, the maximum Management Fees paid to ICON would be $105,000. The savings from the reduced Fees (which would be paid to ICON during 1998 under existing Partnership Agreement provisions) will result in the retention (rather than the expenditure) by the Partnership of that $571,860. Retention of that $571,860 will permit the Partnership to reinvest that amount in additional Investments and to distribute the revenues produced by that reinvestment (if any) to its Partners (99% to the Limited Partners and 1% to ICON as General Partner).

      Requirement that ICON make an additional Capital Contribution of the $105,000 of Management Fees paid to it during 1998. Amendment No. 2 requires ICON to immediately make an additional Capital Contribution of $105,000 upon its receipt of its Management Fees. That Capital Contribution is not required under the present Partnership Agreement provisions. If the Amendments are not adopted, that amount will be paid to ICON during 1998 and ICON will be entitled to keep the entire amount of those Fees. Adoption of Amendment No. 2 results in (1) the preservation of a tax deduction for the Partnership (and its Partners) of $105,000, and (2) an additional $612,726 becoming available to the Partnership to reinvest in additional Investments and to distribute the net revenues produced by that reinvestment to its Partners.

      Increased cash distributions to the Partners. The following table sets forth the timing and amount of cash which ICON calculates would be distributed to the Limited Partners under the existing Partnership Agreement provisions and under the Amendments. ICON estimates that, under the Amendments, there would be an increase of $651,781 in cash distributions to Limited Partners. That increase relates to the retention of $571,860 not paid to ICON for Management Fees, $105,000 paid by ICON as an additional Capital Contribution, less $25,079 related to increased operating and administrative expenses:

            Under Current                    Increase/(Decrease)     Under Current                      Increase/(Decrease)
              Partnership      Under the      in Cash Payable to      Partnership        Under the        in Fees payable
        Year  Provisions*    Amendments        Limited Partners        Provisions        Amendments           to ICON

              1,585,949           892,215          (693,734)       $       667,373   $      37,323      $ (630,050)
1997**
        1998  1,133,562        1,784,430            650,868                   77,785       158,893            1,108

1999 through  1,049,849        1,744,496               694,647     $         53,561  $      67,917             14,356
            -----------      -----------         -------------     ----------------  -------------     --------------
        2001

            $3,769,360       $4,421,141         $     651,781      $       798,719   $     264,133      $
            ==========       ==========         =============      ---------------   -------------     --
Totals                                                                                                 (534,586)
                                                                                                       ---------


         *These estimated distributions are based on inherent assumptions made with respect to the liquidation of receivables and related residuals.

         **For the partial year from July 1, 1997 through December 31, 1997.

         Note: These amounts do not take into account any increases or decreases in available cash which may be generated as a result of revenues, or losses (if any), from (i) the Partnerships current Investments; and/or
         (ii) the reinvestment of excess cash retained by the Partnership.

Present Partnership Provisions

The Partnership Agreement presently provides that the Reinvestment Period ended on June 20, 1996 and that the Liquidation Period began on June 21, 1996 and would end no later than June 20, 2001. During the Liquidation Period, the
Partnership must liquidate its current Investments and other assets and distribute substantially all proceeds thereof within 60 days of the end of each calendar quarter. The Partnership Agreement also currently provides that First Cash Distributions (i.e., cash distributions equal to 14% per annum of the Limited Partners Capital Contributions) are payable only with respect to the Reinvestment Period (and not during the Liquidation Period). Payment of Management Fees is deferred, without interest, until the Limited Partners receive any accrued but unpaid First Cash Distributions (which total approximately $1,033,000 as of July 1, 1997).

ICON estimates that the cumulative unpaid First Cash Distributions of $1,033,000 will be paid to the Limited Partners in 1998 (both under the present Partnership Agreement provisions as well as under the proposed Amendments). If the Amendments are DISAPPROVED, ICON will be entitled to 100% of the Partnerships cash distributions after those unpaid First Cash Distributions have been paid and until ICON has received (i) approximately $612,726 in Management Fees for the period ending June 30, 1997 and (ii) Management Fees which will accrue from July 1, 1997 through the end of the original Liquidation Period in June 2001 which is estimated to be $64,134. Only when those Management Fee obligations have been satisfied would monthly cash distributions resume to the Limited Partners. For purposes of its calculations of Management Fees, ICON has assumed that the Partnerships receivables would be collected when scheduled to be paid and that Leases and the related equipment and financing transactions would be transferred either at maturity or near the end of the present Liquidation Period (i.e., June 20, 2001 under the present Partnership Agreement provisions).

ICON estimates that, if the Amendments are DISAPPROVED, the Limited Partners would receive during the current Liquidation Period approximately $3,769,360, and ICON would receive approximately (1) $38,074 of cash distributions as General Partner, (2) approximately $668,030 in Management Fees, and (3)
approximately $61,842 in administrative expense reimbursements. ICON also estimates that the Partnership would pay approximately $70,000 in directly-paid Partnership expenses to parties unrelated to ICON (such as mailing, printing, auditing and legal expenses).


Effects of the Amendments

     . Reinstatement of the Reinvestment Period and Delay of the Liquidation Period for up to Four (4) Additional Years.

      The Partnership would be permitted to continue to hold all of its current Investments to maturity. Expected increase in amounts realized for residual values. Delay in liquidating Investments and in making liquidation distributions.
      Reinvestment as an alternative to Liquidation will result in lower cash distributions to Limited Partners in 1997. However, it is estimated that distributions overall through the remaining term of the Partnership would be increased.
      Lack of liquidity of Units.
      Rate of limited partner cash distributions not fixed; return on investment not determinable. Continued operations would result in additional directly-paid Partnership expenses and administrative expenses.
      Extended Exposure to Risks Inherent in Investments.
                 Leveraged Investment--Increased Risk of Loss
                 Risk of lessee and debtor bankruptcies or defaults
                 Declining Residual Values
                 Competition and Conflicts of Interest
      Equipment and Lessees Unspecified.
      Federal Income Tax Risks.



     . Reduction of ICONs Management Fee and Requirement that ICON Make an Additional Capital Contribution.

      Management Fees in excess of $507,726 will be eliminated.
      Requirement that ICON make an additional Capital Contribution of the $105,000 of Management Fees paid to it during 1998. Increased cash distributions to the Partners. The Limited Partners would receive approximately $4,420,000 (99%) and ICON would receive
     (1) approximately $44,646 (1%), in cash distributions in its capacity as General Partner.
      ICON also estimates that the Partnership would pay approximately $95,000 (or $26,153 more than if the Amendments were DISAPPROVED) in operating expenses to parties unrelated to ICON (such as mailing, printing, auditing and legal expenses).
      ICONs Consent Required.
     Reduction by $507,726 of the Partnerships accrued but unpaid liability to pay Management Fees will increase Partnerships taxable income in 1997.

     The preceding estimates have disregarded the effect of any increase (or decrease) in gross revenues which might result from reinvestment during the proposed reinstated Reinvestment Period (which would equal 2% of the increase or decrease in the related gross revenues).

Incorporation by Reference

The Partnership hereby incorporates by reference the Financial Information (as hereinafter defined) appearing in the Partnerships Annual Report on Form 10-K for the year ended December 31, 1996 and the Partnerships Quarterly Reports on Forms 10-Q for the quarters ending March 31, 1997, June 30, 1997 and September 30, 1997 and any required amendments to those filings. Any statement contained herein or in a document incorporated by reference herein, however, shall be deemed to be modified or superseded for the purposes of this Consent
Solicitation Statement to the extent that a statement contained in a subsequently dated document that is considered part of this Consent Solicitation Statement is inconsistent therewith. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation Statement. The term Financial Information shall mean any financial statements, supplementary financial information and management's discussion and analysis of financial condition and results of operations. The Partnerships Exchange Act file number is 0-27904.

The Partnership will provide by first class mail, without charge, to each person to whom a proxy statement was delivered, within one business day of receipt of written or oral request, a copy of any and all of the information that has been incorporated by reference. Please contact:

         Legal Department
         ICON Capital Corp.
         31 Milk Street, Suite 1111
         Boston, Massachusetts 02109
         (617) 338-4292

                   Voting Rights and Solicitation of Consents

Vote Required

ICON has set the record date as January 18, 1998. On that date, the Partnership had 1,748 Limited Partners holding 198,470 Units outstanding and entitled to vote by means of the enclosed Consent and, to the knowledge of ICON, no person owned beneficially more than five percent of the outstanding Units at that date. As a result, Consents representing more than 99,235 Limited Partnership Units constitutes the requisite quorum (a Majority) necessary to approve each proposed Amendment. ICON neither owns nor has any voting control over any Partnership Units.

Vote Procedure

     Only Limited Partners of record at the close of business on January 18, 1998 are entitled to notice of, and to vote by means of, the enclosed Consent. On that date, the Partnership had 1,748 Limited Partners.

Limited Partners are entitled to one vote for each Unit held.

To vote on the Amendments, each Limited Partner of record must check a box below each proposed Amendment to either vote to APPROVE, DISAPPROVE or ABSTAIN from voting and then sign and return his or her Consent to ICON. Failure to return a Consent Form, or signing and returning it with boxes marked ABSTAIN, has the effect of, and will be equivalent to, a vote to DISAPPROVE. A signed Consent which is returned without any boxes checked next to an Amendment will be deemed a vote to APPROVE that Amendment.

Consents should be mailed to ICON at its offices at 600 Mamaroneck Avenue, Harrison, New York 10528 for its receipt by the Determination Date (as defined below). You may revoke your vote to APPROVE, DISAPPROVE or to ABSTAIN at any time by signing and sending a later-dated Consent in time for ICONs receipt by the close of business on the Determination Date (as defined below).

ICONs Consent Required for Enactment of Amendment No. 2

     Since Amendment No. 2 reduces ICONs compensation, and requires it to make an additional Capital Contribution, ICON must consent to Amendment No. 2 for it to take effect (even if a Majority votes to APPROVE that Amendment). ICON has conditioned its consent to Amendment No. 2 on a Majority vote to APPROVE both Amendments and, therefore, will withhold its consent to the enactment of Amendment No. 2 if a Majority votes to APPROVE Amendment No. 2 but a Majority votes to DISAPPROVE Amendment No. 1.

No Appraisal Rights

Limited Partners voting to DISAPPROVE an Amendment or to ABSTAIN from voting thereon will not possess any appraisal rights with respect to their Units.

Determination Date

The date on which voting by Consents will be tabulated by ICON shall be February 17, 1998 (the Determination Date). The Determination Date may be extended by ICON, at its option, for a period of thirty (30) days.

Effective Date of Amendments

Each Amendment will become effective as of January 19, 1998, if a Majority of Limited Partners vote to APPROVE that Amendment (except as discussed in the third preceding paragraph with respect to ICONs consent).




Consequences if the Amendments are Not Approved

If the Partnership does not receive Consents representing a Majority vote to APPROVE Amendment No. 1 by the Determination Date, neither of the Amendments will become effective. In that case, the Partnership will begin liquidating its Investments as presently provided by the Partnership Agreement. ICON will continue to pay monthly distributions at a rate of 9% until the approval of the Amendments. In the event that a Majority do not vote to APPROVE both Amendments (or they do not take effect because only Amendment No. 2 was APPROVED by a Majority of the Limited Partners and ICON withholds its consent thereto), the Partnerships initial liquidating distribution will occur within three (3) business days of the Determination Date.

Consequences to ICON

If the Amendments are approved the only benefit derived by ICON would be the support of the current Limited Partners of the Partnership and future limited partners. ICON has no conflict in recommending the passage of the Amendments.

Expenses of Consent

The expenses of preparing this Consent Solicitation Statement and soliciting Consent Forms and postage for returning the Consent Forms in the enclosed envelope will be paid by the Partnership. Following the original mailing of the Consent Forms and other soliciting materials, representatives of the Partnership may request custodians, nominees, and other records holders to forward copies of the Consent Form and other soliciting materials to persons for whom they hold Units and to request authority for the exercise of the Consent Forms.

ICONs Recommendation

ICON recommends in its capacity as General Partner that you vote to APPROVE the Amendments because it is expected that they will result in an estimated additional $650,000 in cash distributions to the Limited Partners.

Although there can be no assurance that it will be successful in doing so, ICON intends to seek to make additional Partnership Investments during the reinstated Reinvestment period which it estimates will generate sufficient cash from operations, after payment of the Partnerships expenses, to both reinvest a material portion of cash available to the Partnership in additional Investments and continue making monthly cash distributions to the Limited Partners at a rate equal to 9% per annum of their Capital Contributions so long as it is prudent and possible to do so.

                                                     Sincerely,
                                      ICON Capital Corp., General Partner


                                      /s/ Beaufort J. B. Clarke
                                      Beaufort J. B. Clarke, President

PLEASE MARK, SIGN AND DATE AND RETURN YOUR CONSENT FORM IN THE ENCLOSED ENVELOPE FOR ICON'S RECEIPT OF SAME BY ITS CLOSE OF BUSINESS ON FEBRUARY 17, 1998 IF YOU WISH YOUR INTEREST IN THE PARTNERSHIP TO BE REREPRESENTED IN THIS IMPORTANT VOTE.

                     ICON Cash Flow Partners, L.P., Series C

             CONSENT FORM FOR ACTION BY CONSENT OF LIMITED PARTNERS
                 [SOLICITATED ON BEHALF OF THE GENERAL PARTNER]

The undersigned, by completing, signing and returning this Consent Form to the offices of the Partnership and ICON Capital Corp. (ICON) at 600 Mamaroneck Avenue, Harrison, New York 10528 on or before the Determination Date (February 17, 1998, except as described in the Consent Solicitation Statement), thereby takes action by consent to APPROVE, DISAPPROVE, or ABSTAIN from voting on the proposed amendments (the Amendments) to the First Amended and Restated Agreement of Limited Partnership (the Partnership Agreement) of ICON Cash Flow Partners, L.P., Series C (the Partnership) which are described below.

ICON recommends in its capacity as General Partner that you APPROVE Amendment Nos. 1 and 2. To APPROVE both those Amendments, you may sign and return this Consent with no boxes checked or putting an X or your initial in both boxes marked APPROVE.

Amendment No. 1 To reinstate the Reinvestment Period which ended June 20, 1996 for up to four (4) additional years (to no later than January 19, 2002) and suspend the Liquidation Period during that period and delay the beginning and end of the Liquidation Period for up to four and one-half (4 1/2) additional years (from not later than June 20, 2001 to not later than January 20, 2006).

APPROVE (__)                          DISAPPROVE (__)              ABSTAIN (__)

Amendment No. 2 To (i) eliminate the Partnerships duty to pay an estimated $571,860 of $676,860 of Management Fees ($507,726 of $612,726 for the period ending June 30, 1997 and $64,134 for the period from July 1, 1997 forward to June 20, 2001), and (ii) require that the remaining $105,000 ($676,860 less $571,860) of Management Fees, when paid to ICON, be required to be immediately paid back by ICON as an additional Partnership Capital Contribution.

APPROVE (__)                          DISAPPROVE (__)              ABSTAIN (__)

(please place an X or your initials in only one box)

Please mark, sign and date and then promptly return this Consent Form to ICON in the enclosed envelope which is pre-addressed and requires no postage if mailed within the United States. If you mark the box to the right of the word ABSTAIN, your vote will be counted as a vote to DISAPPROVE and if you sign and return this Consent without marking any box, your Consent Form will be treated as if you had marked the box to APPROVE both Amendments.

To be counted in this important vote, your Consent Form must be received by February 17, 1998 (unless extended).

                           CONSENT FORM INSTRUCTIONS.

1. Please sign exactly as the name or names appear on your Consent Solicitation Statement materials.

2. If Units of limited partnership interest are held by two or more persons, all of them should sign the Consent Solicitation Statement materials.

3. A Consent Form executed by a corporation should be signed in its name by an authorized officer.

4. Executors, administrators, trustees and partners should so indicate when signing this Consent Form.




                                     ---------------------------------
                                      (please sign above and date)


                                     ---------------------------------



                                     ---------------------------------



                                     ---------------------------------
                               (please type or print your name above)

                                    Exhibit A
                           Text of Proposed Amendments
       to the First Amended and Restated Agreement of Limited Partnership
                   of ICON Cash Flow Partners, L.P., Series C
                     to be effective as of January 19, 1998


     1. Section 5.1 of the Partnership Agreement is hereby amended effective as of January 19, 1998 by adding the following sentence:

     Notwithstanding anything to the contrary in this Section 5.1, the General Partner shall make an additional Capital Contribution equal to the amount of any Management Fees which are hereafter paid to the Partnership to the General Partner or any affiliate acting as Manager of the Partnership and which has accrued or may hereafter accrue and relate to the period commencing September 1, 1993.

     2. Section 6.4(c) of the Partnership Agreement is hereby amended effective as of January 19, 1998 to insert the following sentence at the end of Section 6.4(c):

     Notwithstanding the reinstatement of the Reinvestment Period as of January 19, 1998 and any contrary provision in this Section 6.4(c), (i) the Partnerships obligation to pay deferred Management Fees for the portion of the Reinvestment Period from September 1, 1993 through January 19, 1998 shall be limited to a maximum of $105,000 (and the entire balance of any of those accrued but unpaid fees shall be deemed to be forgiven); (ii) the Partnership shall be authorized to, and shall forthwith, pay those deferred Management Fees after the entire unpaid balance of deferred First Cash Distributions for the period ending January 19, 1998 (including interest or return which has accrued or which may hereafter accrue up to the date paid to the Limited Partners) have been paid to the Limited Partners (but specifically excluding any First Cash Distributions which may accrue on or after January 20, 1998 as a result of the reinstatement of the Reinvestment Period and any interest or return which may accrue thereon for purposes of determining when those Management Fees may be paid); and (iii) the Partnership shall have no obligation to pay Management Fees for any period on or after January 20, 1998.

     3. Section 17 of the Partnership Agreement is hereby amended as follows effective as of January 19, 1998:

   (a) to delete the definition of Liquidation Period and insert the following definition in place thereof:

          Liquidation Period means the period which originally commenced on June 20, 1996 but was suspended on January 19, 1998 and was reinstated effective January 20, 2002 for the period deemed necessary by the General Partner for orderly termination of its operations and affairs and liquidation or disposition of the Partnerships Equipment, Financing Transactions and other assets and the realization of maximum Liquidation Proceeds therefor, which period must terminate no later than January 20, 2006.

     (b) to delete the definition of Reinvestment Period and insert the following definition in place thereof:

         Reinvestment Period means the period commencing with the Initial Closing Date, ending on June 20, 1996 and being reinstated effective on January 19, 1998, for four (4) additional years and ending on January 19, 2002.